Exhibit 21.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

GREEN GIANT INC.

As of September 30, 2023

Name of Entity	Jurisdiction of Incorporation or Organization

Subsidiaries

Green Giant Ltd.	Delaware, United States

Green Giant Energy Texas Inc.	Texas, United States

Green Giant International Limited	Hong Kong

China HGS Investment Inc.	Delaware, United States

Shaanxi HGS Management Consulting Co., Ltd	People’s Republic of China

VIE

Shaanxi Guangsha Investment and Development Group Co., Ltd	People’s Republic of China